Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements of CapitalSource Inc.: (1) Registration Statements (Form S-3 Nos. 333-130681, 333-118738 and 333-118744), (2) Registration Statements (Form S-4 Nos. 333-140649 and 333-140650) and (3) Registration Statements (Form S-8 Nos. 333-107725, 333-117422 and 333-134377), of our reports dated February 26, 2007, with respect to the consolidated financial statements of CapitalSource Inc., CapitalSource Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CapitalSource Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
McLean, Virginia
February 26, 2007